Annual Meeting Results
An annual meeting of the funds shareholders was held on August 3, 2000. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) Each funds preferred and common shareholders, voting as a single class, elected to decrease the size of the Board of Directors to eight directors. The following votes were cast regarding this matter:

	Shares Voted Shares Voted 		Broker
	For		Against	Abstentions	Non-Votes
American Municipal Term Trust
	7,660,533	70,859		173,709 	  -
American Municipal Term Trust II
	6,729,437	29,028		54,402	  -
American Municipal Term Trust III
	4,811,620	32,887		24,143	  -


(2) Each funds preferred shareholders elected the following directors:

    			Shares	Shares Withholding
			Voted For	Authority to Vote

American Municipal Term Trust
Roger A. Gibson		1,358			-
Leonard W. Kedrowski	1,358			-

American Municipal Term Trust II
Roger A. Gibson		1,458			-
Leonard W. Kedrowski	1,458 		-

American Municipal Term Trust III
Roger A. Gibson		1,064			-
Leonard W. Kedrowski	1,064			-



(3) Each funds preferred and common shareholders, voting as a single class, elected the following directors:

			Shares 	Shares Withholding
			Voted For	Authority to Vote

American Municipal Term Trust
Robert J. Dayton		7,777,772		  127,330
Andrew M. Hunter III	7,780,986		  124,116
John M. Murphy, Jr.	7,780,986		  124,116
Robert L. Spies		7,774,886		  130,216
Joseph D. Strauss		7,780,986		  124,116
Virginia L. Stringer	7,778,786		  126,316

American Municipal Term Trust II
Robert J. Dayton		6,747,877		    67,990
Andrew M. Hunter III	6,747,877		    67,990
John M. Murphy, Jr.	6,747,876		    67,991
Robert L. Spies		6,665,899		  146,968
Joseph D. Strauss		6,747,877		    67,990
Virginia L. Stringer	6,744,032		    68,835

American Municipal Term Trust III
Robert J. Dayton		4,826,706		  41,945

Andrew M. Hunter III	4,826,706		  41,945
John M. Murphy, Jr.	4,826,706		  41,945
Robert L. Spies		4,826,706		  41,945
Joseph D. Strauss		4,826,706		  41,945
Virginia L. Stringer	4,826,706		  41,945



(4) Each funds preferred and common shareholders, voting as a single class, ratified the selection by a majority of the independent members of the funds Board of Directors of Ernst and Young LLP as the independent public accountants for the funds for the fiscal year ending December 31, 2000. The following votes were cast regarding this matter:

	Shares Voted Shares Voted		Broker
	For		Against	Abstentions	Non-Votes
American Municipal Term Trust
	7,754,191	23,860		127,051 	   -
American Municipal Term Trust II
	6,766,665	9,122			37,080	   -
American Municipal Term Trust III
	4,817,128	18,773		32,749	   -


(5) The preferred and common shareholders of American
Municipal Term Trust, voting as a single class, approved a plan of liquidation and dissolution for the fund, providing for the sale of all of the assets of the fund and the distribution of the proceeds to fund shareholders on or shortly before April 15, 2001.
The following votes were cast regarding this matter:

     Shares Voted	Shares Voted			Broker
	For		Against	Abstentions	  Non-Votes
	4,610,323	84,474	   218,909	     -